[LETTERHEAD OF WHITE & CASE LLP]



July 16, 2001

The First American Corporation
One First American Way
Santa Ana, California 92707

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as special counsel to The First American Corporation, a California corporation (the "Company"), and are familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission, of (a) $210,000,000 principal amount of 4.50% senior convertible debentures due 2008 (the "Senior Convertible Debentures") and (b) up to 7,500,000 (subject to adjustment) of the Company's common shares, $1.00 par value per share, which shares represent the Company's common shares issuable upon exercise of the conversion option pursuant to the Indenture dated as of April 24, 2001 (the "Indenture") between the Company and Wilmington Trust Company (the "Common Shares") and to which are attached a related number of rights to purchase Series A Junior Participating Preferred Shares, $1.00 par value per share, pursuant to that certain Rights Agreement dated as of October 23, 1997 (the "Preferred Shares").

          For the purposes of rendering this opinion, we have examined originals or photostatic copies of the Indenture, the Rights Agreement and such corporate records, agreements and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection with our examination of such documents, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. With respect to instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of the Company.

          Based on the foregoing, in reliance thereon and subject to compliance with applicable state securities laws and the assumptions and qualifications set forth herein, we are of the opinion that (i) assuming the Senior Convertible Debentures have been duly executed, authenticated and delivered against payment therefor in accordance with the terms and conditions of the Indenture, the Senior Convertible Debentures have been legally issued and are legally binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law) and (ii) the Common Shares and the Preferred Shares, when issued and delivered in accordance with the terms and conditions set forth in the Indenture, the Rights Agreement and any related documents, will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement.

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                                                     Very truly yours,


                                                     /s/ White & Case LLP


NWR:DHP:JSR

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